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                                                                   Exhibit 1.1

JUNE [  ], 2001

Private & Confidential

Mr. Stephen Cohen
Chief Financial Officer
Genome Therapeutics Corporation
100 Beaver Street
Waltham, MA  02154-8440

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (No. 333-32614) together with all amendments thereto (the "Registration Statement") filed by Genome Therapeutics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), to register the resale of 1,950,000 shares of common stock, $0.10 par value, of the Company (the "Registered Shares") by the Company.

The Company has engaged Tucker Anthony Sutro as its non-exclusive agent (hereinafter "Agent") in connection with sales of the Registered Shares under the Registration Statement (the "Transaction"). The terms of this engagement are as follows:

The Agent hereby agrees that it will distribute copies of the prospectus, including any amendment thereof or supplement thereto (the "Prospectus") in connection with the sale of the Registered Shares in strict compliance with the prospectus delivery requirements under the Securities Act. The Agent also warrants that all Registered Shares will be sold in accordance with the section of the Registration Statement entitled "Plan of Distribution."

The Company hereby agrees to indemnify, to the extent permitted by law, the Agent, its officers and directors and each person who controls (within the meaning of the Securities Act) such Agent (each an "Indemnified Party") against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus included as a part thereof or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Agent expressly for use therein or by the Agent's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto. The Company's indemnification with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party or any person controlling such Indemnified Party, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Indemnified Party to the person asserting any such losses, claims, damages or liabilities, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities.


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Each Indemnified Party will (i) give prompt written notice to the Company of any claim with respect to which it seeks indemnification (provided that failure to give prompt notice shall not impair any Indemnified Party's right to indemnification except to the extent such failure has prejudiced the Company) and (ii) unless in such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified Party and the Company may exist with respect to such claim, permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. The Company will not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld). The Company need not pay the fees and expenses of more than one counsel for all Indemnified Parties under this agreement with respect to such claim unless a conflict of interest between the Indemnified Parties is apparent.

The indemnification provided for hereunder will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and will survive the transfer of the Registered Shares. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification in unavailable for any reason.

For its services as agent, Tucker Anthony Sutro will be paid a commission equal to not more than 3% of the aggregate sales price of the shares they sell. The Company will pay legal, accounting and other fees and expenses related to the offer and sale of the common stock contemplated by this prospectus in the amount of $10,000 (the "Fee") upon completion of the Transaction by Tucker Anthony. The Company shall also pay the Fee to Tucker Anthony in the event that the Company terminates this agreement before Tucker Anthony is able to complete the Transaction; PROVIDED, HOWEVER, that the Fee shall not be paid by the Company if this agreement is terminated because of market conditions. The Company will provide at least 100 prospectuses and supplements to the Agent that will be delivered by the Agent to buyers.

The Company warrants and represents to its Agent that it is fully authorized to conduct the subject transaction, and that its CFO, Stephen Cohen, is its duly authorized agent to bind the Company. The Company further warrants that nothing has come to its attention that has caused it to believe that as of its effective date the Registration Statement, as amended, and as of the date of the prospectus supplement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Agent warrants to keep any non-public information provided to the Agent confidential until made public by the Company. The Company reserves the right to terminate this agreement at any time upon written notice to the Agent, provided that the indemnity provisions herein and any obligations of the Company under this agreement with respect to the reimbursement of expenses and the payment of fees owing prior to termination shall remain in effect after such termination.

Please indicate your agreement to the foregoing by signing a counterpart of this letter below.

Genome Therapeutics Corporation

By: __________________________
         Stephen Cohen
         Chief Financial Officer

Agreed and accepted this ___ day of  June 2001

TUCKER ANTHONY SUTRO

By:___________________________________
         Susan Rae Yerkey
         Vice President